QEP RESOURCES, INC.
EXECUTIVE SEVERANCE COMPENSATION PLAN - CIC
As Amended and Restated as of October 26, 2015
ARTICLE I.
INTRODUCTION AND ESTABLISHMENT OF PLAN

The Board of Directors of QEP Resources, Inc. recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists. This possibility, and the uncertainty it creates with executives, may be detrimental to the Company and its shareholders if executives are distracted and/or leave the Company.
The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executive employees regarding the best interests of the Company and its shareholders without concern that the executive employees might be distracted or concerned by their personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to compensate its executive employees whose employment terminates in connection with or following a Change in Control.
Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its Affiliates of the executive employees’ continued employment and attention and dedication to duty, and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.
In order to fulfill the above purposes, the Board hereby adopts this QEP Resources, Inc. Executive Severance Compensation Plan - CIC, as amended and restated (the “Plan”) as of October 26, 2015, to be effective immediately (the “Effective Date”).

ARTICLE II.
DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
(a)Affiliate. Any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Section 409A of the Code, or any entity otherwise designated as an Affiliate by the Company.

(b)Annual Cash Incentive Plan. Any annual incentive plan, program or arrangement offered by an Employer pursuant to which a Participant is eligible to receive a cash award, subject in whole or in part to the achievement of performance goals over a period of no more than one year, including without limitation the QEP Resources, Inc. Cash Incentive Plan.

(c)Annual Base Salary. A Participant’s gross annual base salary in effect immediately prior to a Change in Control.

(d)Average Annual Incentive Amount. The average of the annual incentive awards a Participant actually received under the Annual Cash Incentive Plans.

(e)Basic Severance Plan. The QEP Resources, Inc. Basic Executive Severance Plan.

(f)Board. The Board of Directors of the Company.

(g)Cause. Cause means the Participant’s: (i) willful and continued failure to perform substantially the Participant’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to the Participant by the Board or the Chief Executive Officer of the Company; or (ii) willful engagement in conduct that is materially injurious to an Employer. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant without reasonable belief that the Participant’s action or omission was in the best interests of the Participant’s Employer. The Company, acting through the Board, must notify the Participant in writing that the Participant’s employment is being terminated for “Cause”. The notice shall include a list of the factual findings used to sustain the judgment that the Participant’s employment is being terminated for “Cause”.

(h)Change in Control. A Change in Control of the Company shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) before any such payment can be made.

(i)Code. The Internal Revenue Code of 1986, as amended from time to time.

(j)Company. QEP Resources, Inc. and any successor to such entity.

(k)Compensation. For purposes of the Plan, “Compensation” means (i) with respect to any Participant who participates in the Retirement Plan, such Participant’s remuneration taken into account for purposes of calculating the retirement benefit thereunder, and, (ii) with respect to any Participant who participates in the SERP, such Participant’s remuneration taken into account for purposes of calculating the retirement benefit thereunder.

(l)Date of Termination. The date on which a Participant ceases to be an Employee of an Employer as a result of a Separation from Service.

(m)Disability. A condition resulting in the Participant’s receipt of payments for disability under the QEP Resources, Inc. Long-term Disability Plan or any plan providing similar long-term disability benefits sponsored by the Company or an Affiliate.

(n)Eligible Employee. Any officer of any Employer.

(o)Employer. With respect to any Participant, the Company and any Affiliate that participates in the Plan pursuant to Article VIII hereof which employs the Participant.

(p)ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(q)Good Reason. Good Reason means any of the following events or conditions that occur without the Participant’s written consent, and that remain in effect after notice has been provided by the Participant to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in the Participant’s Annual Base Salary, target incentive opportunity under any Annual Cash Incentive Plan or long-term incentive award opportunity under any Long-Term Incentive Plan or Stock Incentive Plan; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change in the geographic location at which the Participant performs services; or (vi) any other action or inaction that constitutes a material breach by an Employer of the Participant’s employment agreement (if any). The Participant’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the initial existence of the relevant event or condition.

(r)Long-Term Incentive Plan. Any long-term incentive plan, program or arrangement offered by an Employer pursuant to which a Participant is eligible to receive an award, subject in whole or in part to the achievement of performance goals over a period of more than one year, including without limitation the QEP Resources, Inc. Cash Incentive Plan.

(s)Participant. An individual who is designated as such pursuant to Section 3.1.

(t)Performance Share Units. Performance share units granted under a Long-Term Incentive Plan which settle in cash and/or shares of the Company’s common stock, and any similar award granted under a Stock Incentive Plan which settles, or may settle, wholly or partially in shares of the Company’s common stock, in each case based on the achievement of performance goals over a period of more than one year.

(u)Plan Administrator. The Compensation Committee of the Board.

(v)Retirement Plan. The QEP Resources, Inc. Retirement Plan, as amended or restated from time to time, or any successor plan.

(w)Separation Benefits. The payments and benefits described in Article V that are provided to Participants under the Plan pursuant to Section 4.1.

(x)Separation from Service. A Participant’s termination or deemed termination from employment with the Employer. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with his Employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six-month period. For purposes of the Plan, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (i) the Participant and Employer reasonably anticipate the Participant will perform no further services for the Company or an Affiliate (whether as an employee or an independent contractor), or (ii) that the level of bona fide services the Participant will perform for the Company or any Affiliate (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Participant has been providing services to the Company or an Affiliate for less than 36 months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation Section 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.

(y)SERP. The QEP Resources, Inc. Supplemental Executive Retirement Plan, as amended or restated from time to time, or any successor plan.

(z)Stock Incentive Plan. Any incentive plan offered by the Company pursuant to which upon or following vesting or exercise, as applicable, a Participant is entitled to receive shares of the Company’s common stock, including without limitation the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan.

(aa)Tier 1 Participant. A Participant who is either the Chief Executive Officer or Chief Financial Officer of the Company and any other person so designated by the Board.

(bb)    Tier 2 Participant. Each Participant who is not a Tier 1 Participant.

(cc)    Year. The calendar year or other applicable performance period under any Annual Cash Incentive Plan.

ARTICLE III.
ELIGIBILITY

3.1    Participation. The Board shall, in its sole discretion, select from the group of Eligible Employees those individuals who may participate in the Plan. Any Eligible Employee selected for participation shall become a Participant upon written notification by the Board (or its designee) to such Eligible Employee of his or her participation in the Plan.

3.2    Termination of Participation. Prior to the time that the Board knows or should know that a Change in Control is under consideration, is being negotiated or is otherwise contemplated, a Participant shall continue to participate in the Plan at the sole discretion of the Board, which may terminate the individual’s participation in the Plan for any reason. In the event that a Participant ceases to be an Eligible Employee (other than by virtue of an action by the Employer which constitutes Good Reason) and is not entitled to a Separation Benefit as of the date such Participant ceases to be an Eligible Employee (including by virtue thereof), such Participant shall cease to be a Participant in the Plan on such date. Notwithstanding anything to the contrary in the Plan, a Participant entitled to Separation Benefits under the Plan shall remain a Participant in the Plan until the full Separation Benefits and any other amounts payable under the Plan have been paid or provided.
ARTICLE IV.
ENTITLEMENT TO BENEFITS

4.1    Separations from Service That Give Rise to Separation Benefits Under The Plan. A Participant shall be entitled to Separation Benefits if, upon a Change in Control or within the three years thereafter, the Participant incurs a Separation from Service from an Employer that is (a) initiated by the Participant’s Employer for any reason other than Cause or Disability (it being understood that in the event of a termination due to Disability, the Participant shall continue to have any all rights that may be available under any applicable equity or incentive plan document or any award agreement thereunder or any other agreement with the Company or any of its affiliates) or (b) initiated by the Participant for Good Reason within 60 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason.

4.2    No Duplication of Severance Benefits. Notwithstanding anything to the contrary in the Plan, in no event shall any Participant be eligible for both Separation Benefits hereunder and separation benefits under the Basic Severance Plan. In the event that a Participant incurs a Separation from Service that entitles such Participant to Separation Benefits under the Plan, such participant shall be deemed to have ceased to be eligible to participate in the Basic Severance Plan immediately prior to the Date of Termination in accordance with the terms thereof.

ARTICLE V.
SEPARATION BENEFITS

5.1    Separation Benefits; General. If a Participant’s employment is terminated in circumstances entitling the participant to Separation Benefits pursuant to Section 4.1, the Company shall provide to such Participant the cash payment set forth in Section 5.2 below, the bonus set forth in Section 5.3 below, the enhanced retirement benefits set forth in Section 5.4 below and the continued welfare benefits as set forth in Section 5.5 below.

5.2    Cash Severance. Each Participant entitled to Separation Benefits shall receive cash severance equal to the aggregate of the following amounts:

(a)    For a Tier 1 Participant, an amount equal to three times the Participant’s Annual Base Salary plus three-times the Participant’s three-year Average Annual Incentive Amount; and

(b)    For a Tier 2 Participant, an amount equal to two times the Participant’s Annual Base Salary plus two-times the Participant’s three-year Average Annual Incentive Amount.

All cash payments required by this Section 5.2 shall be paid within 10 calendar days of the Participant’s Date of Termination; subject, however, to any payment delay required by Section 5.7(b).
5.3    Incentive Amount. Each Participant entitled to Separation Benefits shall receive the incentive the Participant would have received in respect of the Year in which the Change in Control occurs under the applicable Annual Cash Incentive Plan had the Change in Control not occurred, based on the level of satisfaction of the performance goals that is achieved for such Year (or, if the Participant’s performance goals have not been established by the date that the Change in Control occurs, then the Change in Control shall be deemed to have occurred on December 31 of the immediately preceding Year), multiplied by (A) the number of full months of Participant’s continuous service with the Employer during such Year (with each month for which at least one day has elapsed counting as a full month), divided by (B) the number of full months in such Year. In addition, if the Date of Termination occurs after the end of a Year but before the Participant’s incentive under the applicable Annual Cash Incentive Plan in respect of such Year has been paid, the Participant shall be eligible to receive such incentive, without proration.

The payment required by this Section 5.3 shall be paid in a lump sum within 60 days following the end of the year in which the Date of Termination occurs; subject, however, to any payment delay required by Section 5.7(b).

5.4    Enhanced Retirement Benefits. Each Participant entitled to Separation Benefits shall receive an enhanced retirement benefit under the Retirement Plan and/or the SERP, to the extent that the Participant is a participant in such plan(s) as of the Date of Termination, as follows:

(a)    Vested Participants. Participants who have an accrued vested benefit under either the Retirement Plan or both the Retirement Plan and the SERP as of the Date of Termination shall be entitled to an enhanced retirement benefit under the Plan in an amount equal to the excess of (i) the benefit the Participant would have accrued under the Retirement Plan and the SERP (if participating) as of the Date of Termination calculated as if (A) the Participant had been credited with two additional years of benefit service under the Retirement Plan and the SERP (if participating) as of the Date of Termination, and (B) the Participant’s Compensation under the Retirement Plan and the SERP (if participating) for each additional year of such service had been equal to the Participant’s Compensation for the last full Year prior to the Date of Termination, over (ii) the actual benefit accrued under the Retirement Plan and the SERP (if participating) as of the Date of Termination.

(b)    Payment of Enhanced Retirement Benefits. Any enhanced retirement benefit to which a Participant may be entitled under paragraph (a) above shall be paid in a single lump sum within 30 calendar days of the Date of Termination; subject, however, to any payment delay required by Section 5.7(b). The lump-sum payment shall be equal to (i) the present value of the applicable enhanced retirement benefit on the Date of Termination, calculated using the applicable mortality tables then being used by the Company for financial reporting purposes and an interest rate equal to 80 percent of the average of the IRS 30-year Treasury Securities Rates for the six-month period preceding the participant’s Date of Termination, plus (ii) interest on such amount, credited monthly from the Date of Termination through the date of payment (taking into account any delay required by Section 5.7(b)), using the appropriate 30-year Treasury bond rate quoted in the Wall Street Journal on the first business day of each month. The appropriate 30-year Treasury bond shall be the bond that has the closest maturity date (by month) preceding the month in which interest is to be credited.

(c)    Ineligible to Participate in Retirement Plan. In no event shall a Participant be entitled to any benefit under this Section 5.4 if he or she is not a participant in the Retirement Plan and/or the SERP as of the Date of Termination.

5.5    Continued Welfare Benefits. For a period of three years in the case of a Tier 1 Participant, and two years in the case of a Tier 2 Participant, following the Participant’s Date of Termination, the Participant and his or her family shall be provided without cost medical, dental, accidental death and dismemberment, and life insurance benefits that are the same as, or substantially similar to, the benefits that would have been provided by the Company, an Affiliate or any successor during such period had the Participant’s employment not been terminated. Some or all of the benefits required by this Section may be provided through the payment or reimbursement of premiums incurred for similar coverage procured by the Company, an Affiliate or any successor on the Participant’s behalf or by the Participant, through the payment of COBRA premiums, or pursuant to the terms and conditions of the Company’s retiree health insurance program, if applicable, in each case as determined by the Company in its sole discretion and subject to Sections 5.7 and 11.8 below.

5.6    Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to Separation Benefits, any other amounts or benefits required to be paid or provided to the Participant or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of an Employer. Notwithstanding the foregoing, if a Participant is entitled to Separation Benefits under the Plan, the Participant shall not also be entitled to severance benefits under any employment agreement or other severance pay plan or policy of the Company. Thus, by way of example and not by way of limitation, benefits earned under the Retirement Plan, the SERP, and the QEP Resources, Inc. Deferred Compensation Wrap Plan, in each case as amended from time to time, or any successor plans, shall be unaffected by a Participant’s receipt of Separation Benefits, and shall continue to be payable solely in accordance with the relevant terms of those plans, but any severance benefits to which a Participant otherwise may be entitled under an employment agreement or severance plan, if any, shall not apply if the Participant is entitled to receive Separation Benefits under the Plan. In addition, Separation Benefits under the Plan shall also be reduced by any amounts that are paid under any incentive compensation plans of the Employer that are contingent on the Participant’s termination of employment or a change in control.

5.7    Code Section 409A; Specified Employees.

(a)    Subject to Section 5.7(b), to the extent permitted under Code Section 409A, any separate payment or benefit under the Plan or otherwise shall not be deemed “nonqualified deferred compensation” subject to Code Section 409A, to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Code Section 409A.

(b)    Notwithstanding anything to the contrary in the Plan, no compensation or benefits shall be paid to a Participant during the six-month period following his or her Date of Termination to the extent that the Company determines that the Participant is a “specified employee” as of the Date of Termination and that paying such amounts at the time or times indicated in the Plan would result in tax penalties to the Participant under Code Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to tax penalties, including as a result of the Participant’s death), the Company shall pay to the Participant a lump- sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period.

(c)    To the extent that Section 5.5 requires the Company, partially or wholly, to subsidize any continuation of health insurance benefits following the Participant’s Date of Termination:

(i)If such continued health insurance benefits are to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such health insurance benefits to be exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), the Company shall pay or reimburse such premiums in accordance with the terms of the Plan, subject to Section 5.7(d); provided, however, that if, during the period of health insurance benefits continuation coverage (the “Health Benefits Continuation Period”), any plan pursuant to which such health insurance benefits are provided is not, or ceases prior to the expiration of the Health Benefits Continuation Period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payments shall thereafter be paid to the Participant as currently taxable compensation in substantially equal monthly installments over the remainder of the Health Benefits Continuation Period, accompanied by any additional amounts necessary to offset the taxable nature of such benefit to the extent such amounts are either exempt from or compliant with the requirements of Code Section 409A; or

(ii)If such continued health insurance benefits are to be provided in whole or in part through a self-funded plan maintained by the Company, the benefits of which are not fully-insured by a third-party insurer:

(A)To the greatest extent applicable, such health insurance benefits shall be construed to satisfy the exemption from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and

(B)To the extent such health insurance benefits do not satisfy such exemption and/or they do extend beyond the continuation period under COBRA, determined as of the Participant’s Date of Termination, the Company shall reimburse the premiums relating to such health insurance benefits in accordance with Section 5.7(d).

(d)    To the extent that any payments or reimbursements provided to the Participant under the Plan are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the associated expense was incurred. The amount of any expense reimbursements that constitute compensation in one year shall not affect the amount of expense reimbursements constituting compensation that are eligible for reimbursement in any subsequent year, and the Participant’s right to such reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

ARTICLE VI.
EQUITY INCENTIVE BENEFITS

The treatment of all of a Participant’s stock options, stock appreciation rights, restricted stock awards, and other equity incentive awards (including any Performance Share Units) granted pursuant to a Stock Incentive Plan or Long-Term Incentive Plan shall be governed by the applicable Stock Incentive Plan or Long-Term Incentive Plan documents and any award agreement between a Participant and the Company evidencing the grant of such equity incentive award.

ARTICLE VII.
SPECIAL TAX PROVISIONS

7.1    Participant Choice. Except as set forth below, in the event it shall be determined that any payment or distribution by an Employer to or for the benefit of a Participant pursuant to the terms of the Plan (a “ Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties would be incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to elect either to (a) receive the full amount of the Payment and be solely responsible for the payment of any Excise Tax due on such payment, or (b) have the payments, distributions or benefits owing to the Participant under the Plan “capped” or limited to the maximum dollar amount that can be paid from the Plan without the Participant’s incurring Excise Tax (the “Capped Amount”).

7.2    Determination of Capped Amount. Subject to the provisions of Section 7.3, all determinations required to be made under this Article VII, including computation of the Capped Amount, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days after the receipt of notice from the Participant that amounts payable to the Participant could constitute a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to the provisions of Section 7.3 hereof, any determination by the Accounting Firm shall be binding upon the Company and the Participant.

7.3    Overpayment/Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination by the Accounting Firm pursuant to Section 7.2, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to Section 7.2 that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to Section 7.2 could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Capped Amount pursuant to Section 7.2. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be repaid by the Participant to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

7.4    Tax Proceedings. In the event that the Participant elects to receive the Capped Amount pursuant to Section 7.1 and a deficiency is later asserted by the Internal Revenue Service due to an alleged Overpayment, the

Company shall indemnify and hold the Participant harmless for any costs, expenses, interest, penalties, taxes, attorneys’ fees or other amounts (the “Indemnified Amounts”) incurred or imposed in connection with any tax contest, audit or litigation of such deficiency; provided, however, that in no event shall the Indemnified Amounts include any portion of the Capped Amount itself or any Excise Tax thereon. Any Indemnified Amounts will be paid directly by the Company or advanced to the Participant by the end of the Participant’s taxable year following the taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of the Participant’s taxable year following the taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.

7.5    Withholding. All payments to the Participant in accordance with the provisions of the Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company.

ARTICLE VIII.
PARTICIPATING EMPLOYERS

Any Affiliate of the Company may become a participating Employer in the Plan following approval by the Company. The provisions of the Plan shall be fully applicable to the Employees of any such Affiliate who are Participants pursuant to Section 3.1.

ARTICLE IX.
SUCCESSOR TO COMPANY

The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation, separation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the event of a Change in Control in which the successor fails to expressly and unconditionally assume and agree to perform the Company’s obligations under the Plan, each Participant in the Plan immediately prior to such Change in Control shall be deemed to have incurred a qualifying Separation from Service under Section 4.1 and shall be entitled to payment of the cash equivalent of all Separation Benefits set forth in Article V as if the day prior to the date of such Change in Control were the Participant’s Date of Termination, in the form of a single lump sum within 60 days following the Change in Control.
The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

ARTICLE .
DURATION, AMENDMENT AND TERMINATION

10.1    Duration. If a Change in Control has not occurred, the Plan shall continue indefinitely unless and until terminated by the Board pursuant to Section 10.2, below. If a Change in Control occurs while the Plan is in effect, the Plan shall continue in full force and effect for three years following such Change in Control, and shall then automatically terminate; provided, however, that all Participants who become entitled to Separation Benefits hereunder prior to termination of the Plan shall continue to receive such Separation Benefits notwithstanding any termination of the Plan.

10.2    Amendment or Termination. The Board may amend or terminate the Plan for any reason prior to a Change in Control except that the Plan shall not be terminated or amended to reduce any benefits provided under the Plan at a time when the Board knows or should know that a Change in Control is under consideration, is being negotiated or is otherwise contemplated. In the event of a Change in Control, the Plan shall automatically terminate as set forth in Section 10.1 but may not be amended or prematurely terminated.

10.3    Procedure for Extension, Amendment or Termination. Any amendment or termination of the Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE XI.
MISCELLANEOUS

11.1    Full Settlement. The Company’s obligation to make the payments provided for under the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others outside of the Plan. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

11.2    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Participant’s Employer regarding termination of employment.

11.3    Confidential Information. No Participant shall disclose or divulge to any other person or entity, directly or indirectly, any secret or confidential information, knowledge or data relating to the Company or its Affiliates, or their respective businesses, including but not limited to, (a) practices, policies and/or procedures; (b) trade secrets; (c) customer names; (d) information regarding existing or prospective future business, planning or development; (e) contracts or proposed contracts; (f) financial information; (g) staffing or personnel utilization; (h) salary or wage levels; (i) privileged communications; and (j) other information deemed confidential or proprietary not listed herein which shall have been obtained by the Participant during the Participant’s employment by the Participant’s Employer and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of the Plan) (the “Confidential Information”). During and after termination of a Participant’s employment with the Company or other Employer, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company or its Affiliates. Notwithstanding the foregoing, the use or communication of mental impressions of Confidential Information in a manner that does not directly or indirectly identify the Company and its Affiliates and would not be reasonably expected to materially adversely affect the business of the Company and its Affiliates shall not be a violation of this Section 11.3.

11.4    Applicability of ERISA. The Plan is not intended to be an “employee benefit plan,” as defined in Section 3(3) of ERISA, and therefore is intended to not be subject to ERISA. However, if (and only if) the Plan is determined to be such an “employee benefit plan” and therefore subject to ERISA, (i) it is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, (ii) the Company shall be the named fiduciary of the Plan, and (iii) Section 11.6 of the Plan shall apply.

11.5    Administration. The Plan Administrator shall have full and complete discretionary authority to administer, construe, and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall review and determine all claims for benefits under the Plan. Notwithstanding the foregoing, the Plan Administrator may delegate its authority and responsibilities under the Plan to any officer of the Company;

provided that no officer to whom any such authority or responsibilities is delegated may make any determination under the Plan which affects his or her eligibility for Separation Benefits or the amount thereof.

11.6    Claim Procedure.

(a)    Filing a Claim. All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. If an Employee or former Employee makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b)    Review of Claims; Claims Denial. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed 90 days, after the claim is received by the Plan Administrator.

(c)    Appeals. Any claimant or his duly authorized representative, whose claim for benefits is denied in whole or in part, may appeal such denial by submitting to the Plan Administrator a request for a review of the claim within 60 days after receiving written notice of such denial from the Plan Administrator. The Plan Administrator shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review. The request for review must be in writing. The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Plan Administrator may require the claimant to submit such additional facts, documents, or other materials as the Plan Administrator may deem necessary or appropriate in making its review.

(d)    Review of Appeals. The Plan Administrator shall act upon each request for review within 60 days after receipt thereof. The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination.

(e)    Decision on Appeals. The Plan Administrator shall give written notice of its decision to the claimant. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a). If the Plan Administrator has not rendered a decision on a request for review within 60 days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved. The Plan Administrator’s decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after appellate review by the Plan Administrator.

(f)    Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

11.7    Attorneys’ Fees. In the event of any legal proceeding brought by the Participant to enforce any of the Participant’s rights under the Plan, the Company shall be responsible to pay or reimburse the Participant for all reasonable attorney’s fees and costs incurred by the Participant in connection with such proceeding; provided, that the Participant prevails on at least one material claim in such proceeding. If fees and costs are required to be reimbursed under this provision, such reimbursement shall occur no later than March 15 of the calendar year next following the calendar year in which the obligation to reimburse such fees and costs was determined.

11.8    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

11.9    Code Section 409A Savings Clause. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Code Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Code Section 409A, the Company shall have the right to adopt such amendments to the Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11.9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

11.10    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

I hereby certify that this QEP Resources, Inc. Executive Severance Compensation Plan - CIC was duly adopted by the Board of Directors of QEP Resources, Inc. on October 26, 2015.
Executed on this ___ day of October, 2015.

By: _______________________________________
Charles B. Stanley
President and Chief Executive Officer